Exhibit 99.1
BankAtlantic Bancorp Announces
Capital and Credit Statistics for the Third Quarter, 2008
     FORT LAUDERDALE, FL — October 17, 2008 — BankAtlantic Bancorp (NYSE: BBX) today announced preliminary information on credit quality and BankAtlantic’s regulatory capital position for the quarter ending September 30, 2008.
     BankAtlantic Bancorp’s Chairman and Chief Executive Officer, Alan B. Levan, commented, “In this period of uncertainty and extraordinary times, we thought it would be appropriate to break from our long standing practice of not pre-announcing expected results by providing certain preliminary financial information for the third quarter. While these results are preliminary, we are extremely pleased with the quarter’s early results and the favorable trends we have seen over the last nine months. Charge-offs are down, capital remains strong, and there has been no material increase in commercial real estate non-accrual loan balances. As we have indicated previously, BankAtlantic expects to emerge from this economic cycle a stronger, leaner and more profitable company. BankAtlantic Bancorp plans to announce its third quarter financial results on October 28, 2008.
     “Specific highlights at BankAtlantic include:
•	“BankAtlantic expects to report a Tier 1 capital ratio of 9.98% at September 30, 2008. BankAtlantic continues to exceed all regulatory ‘well capitalized’ thresholds, with its capital ratios for the third quarter 2008 expected to be consistent with those reported for the second quarter 2008. (See detail in chart below.)

•	“Estimated BankAtlantic third quarter net charge-offs of approximately $14.9 million are 68% and 35% better than the first and second quarters of 2008, respectively. The Commercial Real Estate charge-offs in the third quarter amounted to $5.0 million, the majority of which related to one loan. (See detail in chart below.)

•	“Total delinquencies, excluding non-accrual loans and certain Commercial Real Estate renewals in process, increased only 8 basis points from the second quarter 2008. Delinquencies in the Commercial Real Estate and Small Business portfolios remained flat, and improved 37 basis points in the Consumer portfolio. The Purchased Residential portfolio delinquencies, excluding non-accrual loans, increased 29 basis points to 0.73% during the quarter. However, given the favorable loan to values and low loss history for this portfolio, it remains a strong performing portfolio for us. (See detail in chart below.)

•	“Total non-accrual loans increased approximately $12 million compared to the second quarter of 2008, in part due to backlogs in foreclosure activity in the residential portfolio. Commercial Real Estate non-accrual loan balances remained relatively flat from the prior quarter. (See detail in chart below.)

•	“The provision for loan losses at BankAtlantic is anticipated to be approximately $23 million for the 2008 third quarter, significantly lower than the provisions of $38 million for the second quarter of 2008 and $49 million for the third quarter 2007. BankAtlantic’s allowance for loan losses is expected to increase to $106.4 million at September 30, 2008, representing 2.40% of total loans, compared to 2.21% at June 30, 2008 and 1.97% at September 30, 2007. The ratio of the allowance to non-accrual loans at September 30, 2008 is expected to be 118.6%.

•	“BankAtlantic’s lending practices have never included subprime, option-arm, negative amortization or similar products. In addition, BankAtlantic’s investment portfolio does not include commercial paper, collateralized debt obligations, structured investment vehicles, Fannie Mae or Freddie Mac equity or debt securities, credit default swaps or investments in recently acquired or failed institutions.
Third Quarter, 2008 Preliminary Capital and Credit Highlights:
Capital Ratios (BankAtlantic)

Capital Ratios	9/30/2008 *	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Total Risk-Based	11.78%	11.77%	11.83%	11.63%	11.93%
Tier 1 Risk-Based	9.98%	9.99%	10.04%	9.85%	10.17%
Core	6.93%	6.82%	6.87%	6.94%	7.20%

*	Preliminary Information

Net Charge-offs, for the three-months ended:

($ in thousands)	9/30/2008 *	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Commercial Real Estate	$4,965	$14,501	$40,591	$3,118	$9,444
Consumer	7,621	7,095	4,748	4,045	1,569
Small Business	1,334	345	1,135	449	358
Purchased Residential	753	761	584	216	0
CRA Residential	249	74	40	39	3
Corporate	(9)	(3)	(26)	(14)	(29)
Total BankAtlantic	$14,913	$22,773	$47,072	$7,853	$11,345
Parent-Workout Sub (1)	8,290	8,184	na	na	na
Consolidated Total	$23,203	$30,957	$47,072	$7,853	$11,345

*	Preliminary Information
Non-accrual loans, at period-end:

($ in thousands)	9/30/2008 *	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Commercial Real Estate	$56,419	$54,033	$35,381	$159,278	$156,299
Consumer	5,867	4,495	4,374	3,218	3,205
Small Business	3,911	1,165	893	883	533
Purchased Residential	21,266	16,721	13,236	6,895	4,113
CRA Residential	2,279	1,487	1,906	1,783	1,219
Corporate	0	0	0	6,534	0
Total BankAtlantic	$89,742	$77,901	$55,790	$178,591	$165,369
Parent-Workout Sub (1)	82,059	90,412	101,493	na	na
Consolidated Total	$171,801	$168,313	$157,283	$178,591	$165,369

*	Preliminary Information

Delinquencies, excluding non-accrual loans, at period-end:

Loan Principal		9/30/2008 *	6/30/2008	3/31/2008	12/31/2007	9/30/2007
Balances at 9/30/08
($ in thousands)
$1,232,490	Commercial Real Estate	0.41%(2)	0.42%	1.97%	0.00%	0.43%
721,218	Consumer	1.17%	1.54%	1.14%	1.08%	0.90%
321,941	Small Business	0.95%	0.93%	0.49%	0.14%	0.31%
1,924,301	Purchased Residential	0.73%	0.44%	0.52%	0.43%	0.30%
64,022	CRA Residential	2.57%	1.55%	0.93%	2.54%	2.10%
154,157	Corporate	0.00%	0.00%	0.00%	1.03%	0.43%
$4,418,129	Total BankAtlantic	0.73%(2)	0.65%	0.98%	0.43%	0.45%

(1)	BankAtlantic transferred $101.5 million of non-performing loans to the Parent Company workout subsidiary on March 31, 2008.

(2)	Excludes $26 million of CRE loans that had matured and approved for renewal or forbearance at 9/30/08 but were not fully documented at that time. Including these loans, CRE delinquencies were 2.52% and Total BankAtlantic delinquencies were 1.31% at 9/30/2008.

*	Preliminary Information
     “Since 1952, BankAtlantic has been Florida’s community bank, serving and growing with our customers and their families, our neighborhoods, and businesses large and small. While we clearly live in extraordinary times, we have been through economic cycles before, and each time emerged a more efficient, more profitable company. We believe the early results and favorable trends are a clear indication of our momentum and our deep commitment to strengthening BankAtlantic’s core operating performance,” concluded Alan B. Levan.
# # # # #
     BankAtlantic Bancorp plans to release its financial results for the third quarter, 2008 in a press release to be issued after the market closes on Tuesday, October 28, 2008. BankAtlantic Bancorp will host an investor and media teleconference call and webcast on Wednesday, October 29, 2008 at 11:00 a.m. (Eastern Time).

Teleconference Call Information:
     To access the teleconference call in the U.S. and Canada, the toll free number to call is 1-800-968-8156. International calls may be placed to 706-634-5752. Domestic and international callers may reference PIN number 67268597.
     A replay of the conference call will be available beginning two hours after the call’s completion through 5:00 p.m. Eastern Time, Friday, November 14, 2008. To access the replay option in the U.S. and Canada, the toll free number to call is 1-800-642-1687. International calls for the replay may be placed at 706-645-9291. The replay digital PIN number for both domestic and international calls is 67268597.
Webcast Information:
     Alternatively, individuals may listen to the live and/or archived webcast of the teleconference call. To listen to the webcast, visit www.BankAtlanticBancorp.com, access the “Investor Relations” section and click on the “Webcast” navigation link, or go directly to http://www.visualwebcaster.com/event.asp?id=51813. The archive of the teleconference call will be available through 5:00 p.m. Eastern Time, Friday, November 14, 2008.
     BankAtlantic Bancorp’s third quarter, 2008 financial results press release and financial summary, as well as the Supplemental Financials (a detailed summary of significant financial events and extensive business segment financial data), will be available on its website at: www.BankAtlanticBancorp.com.
•	To view the financial summary, access the “Investor Relations” section and click on the “Quarterly Financials” navigation link.

•	To view the Supplemental Financials, access the “Investor Relations” section and click on the “Supplemental Financials” navigation link.
     Copies of BankAtlantic Bancorp’s third quarter, 2008 financial results press release and financial summary, and the Supplemental Financials will also be made available upon request via fax, email, or postal service mail. To request a copy, contact BankAtlantic Bancorp’s Investor Relations department using the contact information listed below.
About BankAtlantic Bancorp:
BankAtlantic Bancorp (NYSE: BBX) is a bank holding company and the parent company of BankAtlantic. For further information visit www.BankAtlanticBancorp.com
BankAtlantic Bancorp Contact Info:
Donna Rouzeau,
Assistant Vice President, Investor Relations & Corporate Communications
Email: CorpComm@BankAtlanticBancorp.com
Leo Hinkley,
Senior Vice President, Investor Relations Officer
Email: InvestorRelations@BankAtlanticBancorp.com
Phone: (954) 940-5300, Fax: (954) 940-5320

About BankAtlantic:
BankAtlantic, “Florida’s Most Convenient Bank”, with over $6 billion in assets and more than 100 stores is one of the largest financial institutions headquartered in Florida. BankAtlantic is open 7 days a week and offers holiday hours, extended weekday hours, Totally Free Online Banking & Bill Pay, a 7-Day Customer Service Center, Totally Free Change Exchange coin counters and free retail and business checking with a free gift. BankAtlantic has been serving communities throughout Florida since 1952 and currently operates more than 250 conveniently located ATMs. The bank has supported thousands of charitable, civic and professional organizations since the inception of the BankAtlantic Foundation in 1994. For further information visit www.BankAtlantic.com
BankAtlantic, “Florida’s Most Convenient Bank,” Contact Info:
Public Relations:
Hattie Hess, Vice President, Public Relations
Telephone: 954-940-6383, Fax: 954-940-6310
Email: hhess@BankAtlantic.com
Public Relations for BankAtlantic:
Sandra Fine, rbb Public Relations
Telephone: 305-567-0535, Fax: 305-448-5027
Email: sandra.fine@rbbpr.com
# # #
Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that involve substantial risks and uncertainties. Forward-looking statements are based largely on the expectations of BankAtlantic Bancorp, Inc. (“the Company”) and the financial information in this release are preliminary estimates and actual financial results may be materially different. The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant accounting, business, economic, competitive, legislative, regulatory, financial and credit markets, and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there is no assurance that the forward-looking statements or financial estimates contained in this release will be realized or that actual results will not be significantly different. The Company does not currently intend, however, to update the guidance provided herein prior to its quarterly results press release. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risks and other factors that could affect the Company’s future performance are described in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”), and may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.BankAtlanticBancorp.com